SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 30, 2008

Location Based Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-139395	20-4854758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4989 E.  La Palma Avenue Anaheim, California 92807
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  800-615-0869

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registration under any of the following provisions:

5	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

5	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

5	Pre-commencement communications pursuant to Rule 14d-2(k) under the Exchange Act (17 CFR 240.14d-2(b))

5	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01         Entry into Material Definitive Agreement

On May 30, 2008, Location Based Technologies, Inc. (“we,” “us,” “our,” “company” or “LBT”) entered into Manufacturing Services Agreement (“Agreement”) with Jabil Circuit, Inc., of St. Petersburg, Florida (“Jabil”).  There is no relationship between the company or any of its officers, directors or principal shareholders and Jabil or affiliates of Jabil.

A copy of the Agreement is attached as Exhibit 99.1.

Jabil’s Obligations.  Pursuant to the Agreement, Jabil will manufacture, test, configure and assemble certain electronic assemblies and systems for our PocketFinder® devices, and will provision its network to LBT’s forecasted needs.  Such services included, but are not limited to,

•	Volume Production;
•	Design for manufacturability;
•	Manufacturing design test support;
•	Computer assisted design for manufacturability;
•	Test development services; and
•	Advanced Packaging Technologies.

LBT’s Obligations.  Our obligations under the Agreement include, among other things

•	Obtaining certificates of compliance from the various regulators (such as the FCC) that have jurisdiction over our PocketFinder® devices;
•	Ensuring that SIMs are activated on a service plan with applications approved by a third party wireless provider and the underlying wireless service carrier;
•	Ensuring network equipment and connecting facilities are technically and operationally compatible with the network operations’ systems; and
•	Providing Jabil with a written manufacturing schedule and a monthly written forecast of quantity and requirements for each product being manufactured.

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Term and Termination.  The term of Agreement has no specific termination date, but is terminable for standard business reasons on 90days written notice.

Service Details.  The details of services to be provided are set forth in Attachments the Agreement.

Item 7.01         Regulation FD Disclosure

On June 2, 2008, the company issued a news release regarding the Jabil agreement described above in Item 1.01.  A copy of that news release is attached as Exhibit 99.2. This information shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the company, whether made before or after the date of this report, regardless of any general incorporation language in the filing.

Item 9.01	Exhibits

Exhibit 99.1	Manufacturing Services Agreement (Attachment _ to this Exhibit 99.1)

Exhibit 99.2	News release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCATION BASED TECHNOLOGIES, INC.

Date: June 2, 2008	By:	/s/ David Morse
David Morse
Chief Executive Officer

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